Exhibit 99.1

Level 3 Completes Transfer of Common Stock Listing to NYSE

Level 3 Executives to Ring Opening Bell this Morning in Celebration of Listing

BROOMFIELD, Colo., Oct. 20, 2011 — Level 3 Communications, Inc. today announced it has completed the transfer of its common stock listing to the New York Stock Exchange (NYSE) under its current ticker symbol “LVLT.” To commemorate the occasion, executives from Level 3 will be at the NYSE this morning to ring the opening bell at 9:30 a.m. EDT.

“We are particularly pleased to be joining the NYSE,” said Sunit Patel, executive vice president and chief financial officer of Level 3. “The NYSE has been an important customer of ours for a number of years and as both organizations expand their global reach, this is a natural and mutually beneficial step for both of us. Our acquisition of Global Crossing enables us to serve the NYSE more broadly over our expanded global footprint. At the same time, the international reach of their platform helps us grow our global investor base.”

In conjunction with its listing on the NYSE, Level 3 implemented a 1-for-15 reverse stock split of its common stock, which took effect at 5 p.m. EDT on Oct. 19, 2011. The reverse stock split automatically combined every 15 shares of issued and outstanding Level 3 common stock into one (1) share of Level 3 common stock without any change in the par value per share.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a premier international provider of IP-based communications services to enterprise, content, government and wholesale customers. Over its reliable, scalable and secure network, Level 3 delivers integrated IP solutions, including converged, data, voice, video and managed solutions to help enable customers’ growth and efficiency. Level 3 operates a unique global services platform anchored by owned fiber networks on three continents in more than 45 countries, connected by extensive undersea facilities. For more information, visit www.level3.com.

© Level 3 Communications, LLC.  All Rights Reserved.  Level 3, Level 3 Communications and the Level 3 Communications Logo  are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to:  the company’s ability to successfully integrate the Global Crossing acquisition, the current uncertainty in the global financial markets and the global economy; a discontinuation of the development and expansion of the Internet as a communications medium and marketplace for the distribution and consumption of data and video; and disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing.  Additional factors include, but are not limited to, the company’s ability to:  increase and maintain the volume of traffic on its network; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; adapt to rapid technological changes that lead to further competition; attract and retain qualified management and other personnel; successfully integrate future acquisitions; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

###

Contact Information

Media:	Investors:
Francie Bauer	Valerie Finberg
720-888-5434	720-888-2501
Francie.Bauer@Level 3.com	Valerie.Finberg@Level3.com